Exhibit 99.3

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

      We hereby consent to the use of our opinion letter dated November 24, 2003 to the Board of Directors of Independence Community Bank Corp. included as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Staten Island Bancorp, Inc. with and into Independence Community Bank Corp. and to the references to such opinion in such Proxy Statement/Prospectus under the captions “SUMMARY — Opinions of Financial Advisers”, “THE MERGER — Background of the Merger”, “THE MERGER — Independence’s Reasons for the Merger; Recommendation of Independence’s Board of Directors” and “THE MERGER — Opinions of Independence’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

	MERRILL LYNC	H, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ John Esposito

John Esposito

December 22, 2003